Exhibit 10.1

Date:	September 22, 2026

To:	Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company (“SPAC”); following the Business Combination, ONE Nuclear Energy Inc., a Delaware Corporation (collectively, the “Counterparty”).

Address:

From:	(i) New Circle Capital Solutions LP (“Seller”)

Re:	Prepaid Share Forward (the “Transaction”)

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Seller and the Counterparty on the Trade Date specified below. The term “Counterparty” refers to SPAC until the Business Combination (as defined below), and to ONE Nuclear Energy Inc., a Delaware Corporation, following the Business Combination. “Target” refers to ONE Nuclear Energy LLC, a Delaware limited liability company, prior to the Business Combination. Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in a Pricing Date Notice (the “Pricing Date Notice”) in the form of Schedule A hereto. This Confirmation, together with the Pricing Date Notice, constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).

This Confirmation, together with the Pricing Date Notice, evidences a complete binding agreement between Seller, Target and Counterparty as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice); (ii) the Equity Definitions; (iii) the Swap Definitions; and (iv) the ISDA Form.

This Confirmation, together with the Pricing Date Notice, shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Seller and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date.

The terms of the particular Transaction to which this Confirmation relates are as follows, and capitalized terms, as used herein and to the extent not otherwise defined, shall have as their definitions the applicable terms described below:

General Terms

Type of Transaction:	Share Forward Transaction

Trade Date:	September 22, 2026

Pricing Date:	The date specified in the Pricing Date Notice.

Effective Date:	One (1) Settlement Cycle following the Pricing Date.

Valuation Date:	The date that is 90 days after the closing of the transactions between SPAC and Target (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of October 22, 2025 (as amended on March 31, 2026, June 1, 2026 and August 7, 2026, and as may be further amended, supplemented or modified from time to time, the “Business Combination Agreement”), or such later date as agreed to in writing by the Seller and the Counterparty.

Pricing Date Notice:	Seller shall deliver to Counterparty the Pricing Date Notice no later than one (1) business day in which Nasdaq (as defined below) and commercial banks in the City of New York are open for business (each such day an “Exchange Business Day”) following the closing of the Business Combination. The Pricing Date Notice shall include the Number of Shares subject to this Confirmation.

Seller:	Seller.

Buyer:	Counterparty.

Shares:	Prior to the closing of the Business Combination, the ordinary shares, par value $0.0001 per share, of Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company (Ticker: “HVII”) and after the Business Combination, the common stock, par value $0.0001 per share, of ONE Nuclear Energy Inc. (Ticker: “ONEN”).

Number of Shares:	The Number of Recycled Shares, but in no event more than the Maximum Number of Shares. The Number of Shares is subject to reduction as described under “Optional Early Termination”.

Recycled Shares:	A number of free trading Shares (such Shares referred to herein as the “Public Shares”) equal to the number of Shares purchased by Seller from third parties (other than Counterparty) at a price no higher than the Initial Price; provided that Seller shall have irrevocably waived all redemption rights with respect to such Shares as provided below in the section captioned “Transactions by Seller in the Shares.” Seller shall specify the number of Recycled Shares (the “Number of Recycled Shares”) in the initial Pricing Date Notice.

Maximum Number of Shares:	5,000,000 Shares (the “Purchased Amount”).

Initial Price:	The Redemption Price (as defined in Article 53.4 of the Amended and Restated Memorandum and Articles of Association of SPAC, effective as of January 13, 2025 (the “Amended and Restated Memorandum and Articles of Association”) (the “Redemption Price”).

Reset Price:	Initially the Initial Price. The Reset Price may be reduced by mutual agreement of Counterparty and Seller.

Prepayment:

Payment of the Prepayment Amount shall be made directly from the Counterparty’s Trust Account maintained by Odyssey Transfer and Trust Company holding the net proceeds of the sale of the units in Counterparty’s initial public offering (the “Trust Account”) no later than the Prepayment Date.

Counterparty shall provide (a) notice to Counterparty’s trustee of the entry into this Confirmation no later than one (1) Local Business Day following the date hereof, with copy to Seller and Seller’s outside legal counsel, and (b) to Seller and Seller’s outside legal counsel a final draft of the flow of funds from the Trust Account prior to the closing of the Business Combination itemizing the Prepayment Amount due; provided that Seller shall be invited to attend any closing call in connection with the Business Combination.

Prepayment Amount:	At the close of the Business Combination, the Counterparty will pay to the Seller an amount equal to (i) the Number of Shares, multiplied by (ii) the Initial Price (“Prepayment Amount”).

Prepayment Date:	The earlier of (a) one (1) Local Business Day after the closing of the Business Combination and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination.

Prepayment Failure Sale:	If the Expenses are not paid by the Prepayment Date, the Seller may sell Shares (“Prepayment Failure Sale Shares”) until such time as the net proceeds of the sale of such Shares equals 150% of the Expenses (as defined below).

Variable Obligation:	Not applicable.

Redemptions:	Counterparty shall promptly cause Odyssey Transfer and Trust Company to accept any redemption reversal requests in connection with purchases of Shares by Seller for any Public Shares subject to this Confirmation.

Exchange(s):	The Nasdaq Stock Market LLC (“Nasdaq”).

Related Exchange(s):	All Exchanges.

Reimbursement of Legal Fees and Other Expenses:

Concurrently with the payment of Prepayment Amount, Counterparty shall pay to Seller an amount equal to (a) $25,000 for attorney fees and expenses, and (b) reasonable and documented expenses actually incurred in connection with the acquisition of the Public Shares consistent with expenses customarily incurred in transactions of this type (the “Expenses”), which amount shall be paid from the proceeds of the Business Combination.

Settlement Terms

Settlement Method Election:	Not Applicable.

Settlement Method:	Physical Settlement.

Settlement Currency:	USD.

Settlement Date:	Two (2) Exchange Business Days following the Valuation Date.

Excess Dividend Amount:	Ex Amount.

Optional Early Termination	From time to time and on any Exchange Business Day following the closing of the Business Combination (any such date, an “OET Date”), and subject to the terms and conditions below, Seller may, in its absolute discretion, terminate the Transaction in whole or in part with respect to any number of Shares by giving notice of such termination and the specified number of Shares (such quantity, the “Terminated Shares”). As of each OET Date, Counterparty shall be entitled to an amount from Seller, and the Seller shall pay to Counterparty, an amount equal to the then in effect Reset Price, multiplied by the number of Terminated Shares. The Number of Shares shall be reduced by the number of Terminated Shares.

The remainder of the Transaction, if any, shall continue in accordance with its terms; provided that if the OET Date is also the stated Valuation Date, the remainder of the Transaction shall be settled in accordance with the other provisions of “Settlement Terms”.

Maturity Consideration:	At Valuation Date, in exchange for the return of the Number of Shares (less the number of Terminated Shares and Prepayment Failure Sale Shares, if any) to Counterparty, Seller shall retain an amount equal to (i) the Number of Shares (less the number of Terminated Shares, if any) multiplied by (ii) the Initial Price.

Maturity Settlement:	The Seller will retain the Maturity Consideration from the Prepayment Amount; provided that Seller shall remit to Counterparty any amounts then due and unpaid in respect of any Optional Early Terminations.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Events:

Consequences of Merger Events involving Counterparty:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment.

Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting Shares”.

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Calculation Agent Adjustment.

Share-for-Combined:	Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, Nasdaq Capital Market or the Nasdaq Global Market (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Business Combination Exclusion:	Notwithstanding the foregoing or any other provision herein, the parties agree that the Business Combination shall not constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.

Additional Disruption Events:

(a)	Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.

(b)	Failure to Deliver:	Not Applicable.

(c)	Insolvency Filing:	Applicable.

(d)	Hedging Disruption:	Not Applicable.

(e)	Increased Cost of Hedging:	Not Applicable.

(f)	Loss of Stock Borrow:	Not Applicable.

(g)	Increased Cost of Stock Borrow:	Not Applicable.

Determining Party:	When making any determination or calculation as “Determining Party,” Seller shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent. For all applicable events, Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party.

Additional Provisions:

Calculation Agent:	Seller, unless (i) an Event of Default, Potential Event of Default or Additional Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading dealer in the relevant market selected by Counterparty in its sole discretion will be the Calculation Agent. All calculations, determinations and exercises of discretion by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent, the Disputing Party shall have the right to require that the Calculation Agent have such determination reviewed by a disinterested third party that is a dealer in derivatives of the type that is the subject of the dispute and that is not an Affiliate of either party (a “Third Party Dealer”). Such Third Party Dealer shall be jointly selected by the parties within one (1) Business Day after the Disputing Party’s exercise of its rights hereunder (once selected, such Third Party Dealer shall be the “Substitute Calculation Agent”). If the parties are unable to agree on a Substitute Calculation Agent within the prescribed time, each of the parties shall elect a Third Party Dealer and such two dealers shall agree on a Third Party Dealer by the end of the subsequent Business Day. Such Third Party Dealer shall be deemed to be the Substitute Calculation Agent. Any exercise by the Disputing Party of its rights hereunder must be in writing and shall be delivered to the Calculation Agent not later than the third Business Day following the Business Day on which the Calculation Agent notifies the Disputing Party of any determination made (or of the failure to make any determination). Any determination by the Substitute Calculation Agent shall be binding in the absence of manifest error and shall be made as soon as possible but no later than the second Business Day following the Substitute Calculation Agent’s appointment. The costs of such Substitute Calculation Agent shall be borne by (a) the Disputing Party if the Substitute Calculation Agent substantially agrees with the Calculation Agent or (b) the non- Disputing Party if the Substitute Calculation Agent does not substantially agree with the Calculation Agent. If, after following the procedures in good faith and in a commercially reasonable manner within the specified time frames set forth above, a binding determination is not achieved, the original determination of the Calculation Agent shall apply.

Non-Reliance:	Applicable.

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Collateral Provisions:

Grant of Security Interest:	None.

Collateral:	None.

Securities Account:	None.

Securities Intermediary:	None.

Perfection:	None

Schedule Provisions:

Specified Entity:	In relation to both Seller and Counterparty for the purpose of: Section 5(a)(v) of the ISDA Form, Not Applicable Section 5(a)(vi) of the ISDA Form, Not Applicable Section 5(a)(vii) of the ISDA Form, Not Applicable, and Section 5(b)(v) of the ISDA Form, Not Applicable

Cross-Default	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to either party.

Credit Event Upon Merger	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.

Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.

Termination Currency:	United States Dollars.

Additional Termination Event:	Will apply to Seller and to Counterparty. The occurrence of any of the following events shall constitute an Additional Termination Event and, in each case, Seller and Counterparty shall each be an Affected Party:

(a) The Business Combination Agreement is terminated prior to the closing of the Business Combination.

(b) If it is, or, as a consequence of a change in law, regulation or interpretation, it becomes or will become, unlawful for the Seller or Counterparty to perform any of its obligations contemplated by the Transaction;

(c) Upon the occurrence of any Material Adverse Change of the Counterparty that materially impairs the Counterparty’s ability to perform its payment or delivery obligations under the Transaction; and

(d) At the Counterparty’s option following the effectiveness of a resale registration statement on Form S-1 filed by the Counterparty relating to a committed equity line of credit or similar financing facility.

Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “Reimbursement of Legal Fees and Other Expenses,” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of either of the foregoing Additional Termination Events. For the avoidance of doubt, if the Business Combination is not consummated, Target shall have no payment, reimbursement, indemnification or other monetary obligation under this Confirmation or the ISDA Form. Upon any termination that occurs following the closing of the Business Combination due to paragraph (b) above, Counterparty shall be obligated to promptly accept for redemption all of Seller’s Shares in exchange for the Initial Price, less any Prepayment Amount actually received. Except as set forth in the immediately preceding sentence, in all other circumstances no further payments or deliveries shall be due by either Seller to Counterparty or Counterparty to Seller in respect of the Transaction, including without limitation in respect of any settlement amount, breakage costs or any amounts representing the future value of the Transaction, and neither party shall have any further obligation under the Transaction and, for the avoidance of doubt and without limitation, no payments will have accrued or be due under Sections 2, 6 or 11 of the ISDA Form.

Material Adverse Change:

Means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Counterparty and its subsidiaries, taken as a whole; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Change pursuant has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization(including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (iv) changes or proposed changes in law, regulations or interpretations thereof or decisions by courts or any governmental authority; (v) changes or proposed changes in GAAP (or any interpretation thereof); (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Counterparty operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Material Adverse Change; or (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms hereof; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Counterparty and its subsidiaries, taken as a whole, compared to other Persons operating in the same industry as the Counterparty, then such incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Change has occurred.

Governing Law:	New York law (without reference to choice of law doctrine). Each party submits to the exclusive jurisdiction of the state and federal courts located in the City and County of New York with respect to any action or proceeding arising out of or relating to the Transaction.

Credit Support Document:	With respect to Seller and Counterparty, None.

Credit Support Provider:	With respect to Seller and Counterparty, None.

Local Business Days:	Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Representations, Warranties and Covenants

1.	Each of Counterparty and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(b)	Non-Public Information. It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)	Investment Company Act. It is not and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(d)	Authorization. The Transaction has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made in connection therewith.

(e)	Affiliate Status. It is the intention of the parties hereto that Seller shall not be an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of the Counterparty as a result of the transactions contemplated hereunder

(f)	Tender Offer Rules. Counterparty, Target and Seller each acknowledge that the Transaction has been structured, and all activity in connection with the Transaction has been undertaken to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Exchange Act.

(g)	Enforceability. The Transaction, including the Confirmation, when executed and delivered by each of the parties, will constitute the valid and legally binding obligation of each such party, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(h)	Compliance with Other Instruments and Law. The execution, delivery and performance of this Transaction, including the Confirmation, and the consummation of the Transaction, will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of any applicable federal or state statute, rule or regulation, in each case (other than clause (i)), which would have a material adverse effect on it or its ability to consummate the Transaction.

(i)	Tax Characterization. Seller shall treat the Transaction as a derivative financial contract for U.S. federal income tax purposes, and it shall not take any action or tax return filing position contrary to this characterization.

2.	Counterparty represents and warrants to, and covenants and agrees with Seller as of the date on which it enters into the Transaction that:

(a)	Non-Reliance. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

(b)	Solvency. Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (ii) has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (iii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code).

(c)	Public Reports. As of the Trade Date, Counterparty is in material compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)	Waiver. The Counterparty shall waive any violation of its “bulldog clause” set forth in Article 53.4 of the Amended and Restated Memorandum and Articles of Association, and any other restrictions that would be caused by Seller entering into this Transaction.

(g)	Disclosure. The Counterparty agrees to provide Seller a reasonable opportunity to review and comment on any public disclosure specifically relating to Seller or the Transaction and shall ensure that such public disclosure, including the press release, Form 8-K or other filing that announces the Transaction adequately discloses the material terms and conditions of the Transaction in form and substance reasonably acceptable to Seller; provided that the Form 8-K shall be publicly filed on the same date that definitive transaction documents are signed and it will contain disclosure of the final Redemption Price; provided that Counterparty shall retain final control over all such disclosure and may make any disclosure it determines is required or appropriate under applicable law, SEC rules or Nasdaq requirements.

(h)	Regulation M and Target Approvals. Counterparty is not on the Trade Date and agrees and covenants that it will not be on any date Seller is purchasing shares that may be included in a Pricing Date Notice, engaged or engaging in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second scheduled trading day immediately following dates referenced in the preceding sentence, engage in any such distribution.

(h)	No conflicts. The execution and delivery by the Counterparty and Target of, and the performance by the Counterparty and the Target of its obligations under, the Transaction and the Confirmation and the consummation of the transactions contemplated by the Confirmation, including the payments and share issuances hereunder, do not and will not result in any breach or violation of or constitute a default under (nor constitute any event which, with notice, lapse of time or both, would result in any breach or violation of or constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Counterparty, the Target or any of their respective subsidiaries pursuant to) (i) any provision of applicable law, (ii) the organizational documents of any of the Counterparty, the Target or any of their respective subsidiaries, (iii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument binding upon the Counterparty, the Target or any of their respective subsidiaries, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Counterparty, the Target or any of their respective subsidiaries, except, in the case of clauses (i), (iii) and (iv), for any such breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Counterparty’s or Target’s ability to perform its obligations under the Confirmation, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Counterparty or the Target of their respective obligations under the Confirmation, except for any filings, notices, consents, approvals, authorizations or qualifications required under applicable federal or state securities laws, the rules and regulations of the SEC or Nasdaq, or in connection with the Business Combination, or as have been obtained or made. In addition, the Counterparty and Target covenant and agree not to enter into any agreement or other arrangement that would prohibit, restrict or otherwise prevent the Counterparty from performing its obligations hereunder, including the making of any payment or Share issuance to the Seller.

(i)	Satisfaction of Closing Conditions. All conditions to the closing of the Transaction contained in the Business Combination Agreement have been satisfied or waived.

3.	Seller represents and warrants to, and covenants and agrees with Counterparty as of the date on which it enters into the Transaction and each other date specified that:

(a)	Regulatory Filings. It, together with each other person in the Seller Group (as defined in “Other Provisions” below), is in compliance with all material regulatory filings relating to the Counterparty and the Transaction. Seller covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction including, without limitation, as may be required by Section 13 or Section 16 under the Exchange Act.

(b)	Shareholder Vote. Seller agrees to not vote any Shares it holds as of the applicable record date in connection with the Business Combination at any meeting of the Counterparty’s shareholders (or to provide a written consent for that purpose with respect to such Shares).

(c)	Private Placement. Seller (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act, (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(d)	Shorting. Seller represents that it has not previously engaged in any Short Sales in respect of the common stock of Target or Counterparty and agrees not effect any Short Sales in respect of the Shares prior to the earlier of (a) the Valuation Date and (b) the cancellation of the Transaction. “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis).

(e)	Eligible Contract Participant. Seller is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

Transactions by Seller in the Shares

Seller hereby waives the redemption rights (“Redemption Rights”) set forth in Counterparty’s Amended and Restated Memorandum and Articles of Association in connection with the Business Combination with respect to the Public Shares subject to this Confirmation, save for any redemption following the Additional Termination Events set out in (b) and (c) the Additional Termination Event section above. For the avoidance of doubt, such waiver shall not limit any contractual rights or remedies of Seller expressly provided under this Confirmation following the closing of the Business Combination. Any sale of Recycled Shares by Seller following the closing of the Business Combination (other than a sale of Prepayment Failure Sale Shares) shall constitute an Optional Early Termination with respect to such Recycled Shares, and Seller shall promptly deliver an OET Notice to Counterparty specifying the number of Recycled Shares so sold. Provided that Seller complies with all of its other obligations hereunder, nothing contained herein shall otherwise limit any purchases or sales of Shares by Seller.

No Arrangements

Seller and Counterparty each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between Seller and Counterparty with respect to any Shares, other than those set forth herein; (ii) Counterparty will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction; and (iii) Counterparty will not seek to influence Seller with respect to the voting of any Hedge Positions of Seller consisting of Shares.

Wall Street Transparency and Accountability Act

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.

Address for Notices

Notice to Seller:

New Circle Capital Solutions LP

230 Park Ave, Suite 447

New York, NY 10169

Attention: Osman Ahmed

Email: oa@newcirclecapital.com

With a mandatory copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Giovanni Caruso

Telephone No.: (212) 407-4866

Email: gcaruso@loeb.com

Notice to Counterparty:

If prior to the Business Combination:

Hennessy Capital Investment Corp. VII

195 US HWY 50, Suite 207

Zephyr Cove, NV 89448

Attention: Daniel Hennessy, Thomas Hennessy, and Nick Geeza

Email: dhennessy@hennessycapitalgroup.com; thennessy@hennessycapitalgroup.com; ngeeza@hennessycapitalgroup.com with a copy to (but which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey Smith and Michael Heinz

Email:

jnsmith@sidley.com;

mheinz@sidley.com

If following the Business Combination:

ONE Nuclear Energy Inc.

700 S. Rosemary Ave, Suite 204

West Palm Beach, FL 33401

Attention: Richard Taylor and Kevin Dowd

Email: rtaylor@onenuclearenergy.com; kdowd@onenuclearenergy.com with copies to (but which shall not constitute notice):

Rose & Ward PLLC

680 North Lake Shore Drive, Suite110

Chicago IL 60611

Attention: dward@rosewardpllc.com

Email: dward@rosewardpllc.com

Other Provisions.

(a)	Rule 10b5-1.

(i)	Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that the Transaction comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(ii)	Counterparty agrees that it will not seek to control or influence Seller’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under Rule 10b5-1.

(iii)	Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty, or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)	[Reserved.]

(c)	Transfer or Assignment. The rights and duties under this Confirmation may not be transferred or assigned by any party hereto without the prior written consent of the other party, such consent not to be unreasonably withheld, subject to the immediately following sentence. If at any time following the closing of the Business Combination at which (i) the Section 16 Percentage exceeds 9.9%, or (ii) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clause (i) or (ii), an “Excess Ownership Position”), Seller is unable to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty as if the Early Termination Date was the Valuation Date in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) (the “Seller Group”) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.

The “Applicable Share Limit” means a number of Shares equal to (x) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements under Section 16 of the Exchange Act including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (y) 0.1% of the number of Shares outstanding.

(d)

Indemnification. Counterparty agrees to indemnify and hold harmless Seller, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any losses, claims, damages, liabilities and reasonable, documented out-of-pocket expenses incurred by or asserted against such Indemnified Party to the extent arising out of or resulting from (i) any material breach by Counterparty of any representation, warranty or covenant or other obligation under this Confirmation or the ISDA Form, (ii) Counterparty’s violation of applicable law, gross negligence, willful misconduct or bad faith, or (ii) any material misstatement or omission in any regulatory filing made by Counterparty relating to the Transaction, other than any misstatement or omission based upon information provided by or on behalf of Seller or any of its affiliates. Notwithstanding the foregoing, Counterparty shall have no indemnification obligation to the extent, and agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that, any loss, claim, damage, liability or expense arises out of or results from (i) any material breach by Seller of any representation, warranty, covenant or other obligation under this Confirmation or the ISDA Form, (ii) Seller’s violation of applicable law, gross negligence, willful misconduct or bad faith, or (iii) the manner in which Seller purchases, sells or otherwise trades in any Shares or other securities of Counterparty. Counterparty shall reimburse an Indemnified Party for its reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the defense of any claim for which such Indemnified Party is entitled to indemnification hereunder; provided that such Indemnified Party shall promptly reimburse Counterparty for any amounts advanced to the extent it is ultimately determined by a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder. Promptly after receipt by an Indemnified Party of notice of any claim or proceeding for which indemnification may be sought hereunder, such Indemnified Party shall notify Counterparty in writing thereof; provided that failure to provide such notice shall not relieve Counterparty of its obligations hereunder except to the extent Counterparty is materially prejudiced thereby. Counterparty shall be entitled to assume and control the defense of any such claim or proceeding with counsel reasonably satisfactory to the Indemnified Party, and no settlement that imposes any liability or obligation on, or contains any admission of wrongdoing by, an Indemnified Party may be entered into without such Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.

(e)	Amendments to Equity Definitions.

(i)	Section 11.2(a) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the word “an” and adding the phrase “or such Transaction” at the end thereof;

(ii)	The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative”.

(iii)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the word “an” and (ii) adding the phrase “or the relevant Transaction” at the end thereof;

(iv)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer”;

(v)	Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right, which it must exercise or refrain from exercising, as applicable, in good faith acting in a commercially reasonable manner, to cancel the Transaction,”; and

(vi)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (i) replacing “either party may elect” with “Seller may elect” and (ii) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(f)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(g)	Attorney and Other Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Confirmation or the Transaction, the prevailing party shall be entitled to reasonable and documented attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

(h)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(j)	Process Agent. For the purposes of Section 13(c) of the ISDA Form:

Seller appoints as its Process Agent: None

Counterparty appoints as its Process Agent: None.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.

Very truly yours,

New Circle Capital Solutions LP

By:	/s/ Osman H Ahmed
Name:	Osman H Ahmed
Title:	Managing Partner

Agreed and accepted by:

Hennessy Capital Investment Corp. VII

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

ONE Nuclear Energy LLC

By:	/s/ Kevin Dowd
Name:	Kevin Dowd
Title:	Chief Operating Officer

SCHEDULE A

FORM OF PRICING DATE NOTICE

Date:	[*], 2026

To:	Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company (“Counterparty”)

Address:

Phone:

From:	New Circle Capital Solutions LP (“Seller”)

Re:	OTC Equity Prepaid Forward Transaction

1.	This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: Prepaid Share Forward Transaction, dated as of September 22, 2026 (the “Confirmation”), between Counterparty and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.

2.	The purpose of this Pricing Date Notice is to confirm certain terms and conditions relating to the transaction described in the Confirmation.

Pricing Date: [*] , 2026

Number of Shares:[____]